Filed pursuant to Rule 424(B)(3)
                                            Registration No. 333-60809


     Prospectus Supplement
     (To Prospectus dated August 18, 1998)


                             UNISOURCE ENERGY CORPORATION
                                  OFFER TO EXCHANGE

                                      ANY OR ALL
                    WARRANTS TO PURCHASE SHARES OF COMMON STOCK OF
                            TUCSON ELECTRIC POWER COMPANY
                                         FOR
           WARRANTS EXPIRING IN 1999 TO PURCHASE SHARES OF COMMON STOCK OF
                             UNISOURCE ENERGY CORPORATION
                                         AND
           WARRANTS EXPIRING IN 2000 TO PURCHASE SHARES OF COMMON STOCK OF
                             UNISOURCE ENERGY CORPORATION


          THE EXCHANGE OFFER HAS BEEN EXTENDED AND WILL EXPIRE AT 5:00 P.M.
             NEW YORK CITY TIME, OCTOBER 23, 1998 UNLESS FURTHER EXTENDED

             UniSource Energy Corporation, an Arizona corporation (the "Company"), is offering upon the terms and subject to the conditions set forth in the Prospectus dated August 18, 1998, as supplemented hereby, and the accompanying Letter of Transmittal (the "Letter of Transmittal") to exchange (the "Exchange Offer") any and all outstanding warrants to purchase shares of common stock of Tucson Electric Power Company, an Arizona corporation and wholly-owned subsidiary of the Company ("TEP") (the "TEP Warrants") for Warrants expiring in 1999 to purchase shares of common stock (the "Common Stock") of the Company (the "1999 UNS Warrants") and Warrants expiring in 2000 to purchase shares of Common Stock of the Company (the "2000 UNS Warrants" and, together with the 1999 UNS Warrants, the "UNS Warrants").

             The following description supplements the description set forth in the Prospectus dated August 18, 1998 under the captions "THE EXCHANGE OFFER - Expiration Date" and "- Terms of the Exchange Offer", to which description reference is hereby made.

             The Company is extending the Exchange Offer and will accept for exchange any and all TEP Warrants which are properly tendered to The Bank of New York, as Exchange Agent, in the Exchange Offer prior to 5:00 p.m., New York City time, on October 23, 1998, unless the Exchange Offer is further extended by the Company at its sole discretion (if and as extended, the "Expiration Date"). Tenders of TEP Warrants may be withdrawn at any time prior to 5:00 p.m., New York City time, on the Expiration Date. See "THE EXCHANGE OFFER."

               THE EXCHANGE OFFER AND WITHDRAWAL RIGHTS WILL EXPIRE AT
              5:00 P.M.,NEW YORK CITY TIME ON OCTOBER 23, 1998, UNLESS
                       THE EXCHANGE OFFER IS FURTHER EXTENDED.

                                   ----------------

          SEE "RISK FACTORS" ON PAGE 8 FOR A DISCUSSION OF CERTAIN MATTERS
           THAT SHOULD BE CONSIDERED IN CONNECTION WITH THE EXCHANGE OFFER
                        AND AN INVESTMENT IN THE UNS WARRANTS

                                   ---------------

            THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR BY ANY STATE SECURITIES
           COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY
           STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY
             OF THIS PROSPECTUS.  ANY REPRESENTATION TO THE CONTRARY IS A
                                  CRIMINAL OFFENSE.


            The date of this Prospectus Supplement is September 22, 1998.